Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Second Quarter 2015 Financial Results

INCLINE VILLAGE, NV, August 5, 2015 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the second quarter and six months ended June 30, 2015.

Total revenues were $138.1 million for the three months ended June 30, 2015, compared to $162.8 million for the same period of 2014, and $287.8 million for the six months ended June 30, 2015, compared to $299.6 million for the six months ended June 30, 2014. During the three and six months ended June 30, 2015 and 2014, our Queen et al. royalty revenues consisted of royalties and maintenance fees earned on sales of products under license agreements associated with our Queen et al. patents. During the three and six months ended June 30, 2015 and 2014, royalty rights - change in fair value consisted of revenues associated with the change in fair value of our royalty right assets, primarily Depomed, Inc., The Regents of the University of Michigan, and Viscogliosi Brothers, LLC. Revenues for the quarter ended June 30, 2015 included $116.9 million in royalty and license payments from PDL's licensees to the Queen et al. patents, $12.2 million in net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets, which included approximately $1.2 million in net cash royalty rights payments, and $9.0 million in interest revenue from notes receivable debt financings to late-stage healthcare companies. Revenues for the six months ended June 30, 2015 included $244.7 million in royalty and license payments from PDL's licensees to the Queen et al. patents, $23.6 million in net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets, which included approximately $2.1 million in net cash royalty rights payments, and $19.5 million in interest revenue from notes receivable debt financings to late-state healthcare companies.

Total revenues decreased by 15% and 4%, respectively, for the three and six months ended June 30, 2015, when compared to the same periods in 2014. The decrease is primarily driven by the decrease in the Depomed royalty rights cash proceeds related to the Salix Pharmaceuticals, Ltd (recently acquired by Valeant Pharmaceuticals International, Inc.) excess supply of Glumetza at the wholesaler inventory levels, decreased interest revenues due to the early payoff of the AxoGen and Durata notes receivables, and decreased Actemra royalties as a result of the conclusion of the Actemra license agreement, partially offset by increased royalties from sales of Perjeta, Xolair, Kadcyla, Herceptin, and Tysabri.

Operating expenses in the second quarter of 2015 were $7.4 million, compared with $6.9 million in the second quarter of 2014. The increase in operating expenses for the three months ended June 30, 2015, as compared to the same period in 2014, was a result of an increase in general and administrative expenses of $1.0 million for professional service expenses mostly related to the asset management of Wellstat Diagnostics, partially offset by a decrease of $0.3 million for share-based compensation and a decrease of $0.2 million for legal services.

Operating expenses for the six months ended June 30, 2015 were $15.1 million, compared with $11.5 million in the first six months of 2014. The increase in operating expenses for the six months ended June 30, 2015, as compared to the same period in 2014, was a result of an increase in general and administrative expenses of $2.8 million for professional service expenses primarily related to the asset management of Wellstat Diagnostics and an increase of $0.9 million in share-based compensation.

Net income in the second quarter of 2015 was $78.3 million, or $0.47 per diluted share as compared with net income in the second quarter of 2014 of $92.1 million, or $0.52 per diluted share. Net income in the six months ended June 30, 2015 was $162.8 million, or $0.97 per diluted share as compared with net income in the first six months of 2014 of $164.9 million, or

$0.94 per diluted share. The decrease in net income for the six months ended June 30, 2015, compared to the same period in 2014, is primarily driven by the decrease in the Depomed royalty rights cash proceeds.

Net cash provided by operating activities in the first six months of 2015 was $155.9 million, compared with $146.2 million in the same period in 2014. At June 30, 2015, PDL had cash, cash equivalents and short-term investments of $294.1 million, compared with $293.7 million at December 31, 2014. The change and slight increase in the cash balance at June 30, 2015 was primarily attributable to net cash provided by the proceeds from the March 2015 Term Loan of $100.0 million, proceeds from royalty rights of $2.1 million, and cash provided by operating activities of $155.9 million, offset in part by retirement of the Series 2012 Notes and May 2015 Notes for $177.4 million, payment of dividends of $49.1 million, repayment of a portion of the March 2015 Term Loan for $25.0 million, additional note receivable purchases of $5.2 million, and the payment of $0.6 million for debt issuance costs related to the March 2015 Term Loan.

Recent Developments

ARIAD Revenue Interest Assignment

On July 28, 2015, the Company entered into a revenue interest assignment agreement (the “Agreement”) in which it agreed to provide ARIAD Pharmaceuticals, Inc. ("ARIAD") with up to $200 million in cash in exchange for royalties on the net revenues of Iclusig® (ponatinib). Funding of the first $100 million will be made in two tranches of $50 million each, with the initial amount having already been funded on the closing date of the Agreement and an additional $50 million to be funded on the 12-month anniversary of the closing date. In addition, ARIAD has an option to draw up to an additional $100 million at any time between the six and twelve month anniversaries of the closing date.

PDL will initially receive 2.5% of the worldwide net revenues of Iclusig until the 12-month anniversary of the closing date, at which time the royalty increases to 5.0% of the worldwide net revenues of Iclusig and remains until December 31, 2018.  Beginning January 1, 2019 and thereafter, the royalty rate will increase to 6.5%, subject to an additional increase to 7.5% if PDL’s funding exceeds $150 million. If PDL does not receive payments equal to or greater than the total amount funded on or before the fifth anniversary of each of the respective fundings, ARIAD will pay PDL make-whole payments calculated as the difference between the amounts funded by PDL and the amounts paid to PDL to such date.

PDL has a put option based upon certain events and ARIAD has a call option to repurchase the revenue interest at any time.  Both the put and call prices have been pre-determined.

2015 Dividends
On January 27, 2015, our board of directors declared that the regular quarterly dividends to be paid to our stockholders in 2015 will be $0.15 per share of common stock, payable on March 12, June 12, September 11 and December 11 of 2015 to stockholders of record on March 5, June 5, September 4 and December 4 of 2015, the record dates for each of the dividend payments, respectively. On June 12, 2015, we paid the regular quarterly dividend to our stockholders totaling $24.5 million using earnings generated in the three months ended June 30, 2015.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. Eastern Time today, August 5, 2015.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 97497446. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through August 11, 2015, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 97497446.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

PDL manages a portfolio of patents and royalty assets, consisting of its Queen et al. patents, license agreements with various biotechnology and pharmaceutical companies, and royalty and other assets acquired. To acquire new income generating assets, PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has invested approximately $830 million to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on acquiring new income generating assets, the management of its intellectual property and income generating assets, and maximizing value for its stockholders.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, as updated by subsequent quarterly reports, filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues
Royalties from Queen et al. patents	$116,884	$115,066	$244,694	$231,092
Royalty rights - change in fair value	12,216	34,498	23,578	46,205
Interest revenue	8,966	12,613	19,500	21,684
License and other	—	575	—	575
Total revenues	138,066	162,752	287,772	299,556

Operating Expenses
General and administrative expenses	7,429	6,920	15,095	11,502
Operating income	130,637	155,832	272,677	288,054

Non-operating expense, net
Interest and other income, net	121	82	207	132
Interest expense	(7,199)	(9,858)	(15,809)	(20,383)
Loss on extinguishment of debt	—	—	—	(6,143)
Total non-operating expense, net	(7,078)	(9,776)	(15,602)	(26,394)

Income before income taxes	123,559	146,056	257,075	261,660
Income tax expense	45,295	54,001	94,313	96,722
Net income	$78,264	$92,055	$162,762	$164,938

Net income per share
Basic	$0.48	$0.57	$1.00	$1.06
Diluted	$0.47	$0.52	$0.97	$0.94

Shares used to compute income per basic share	163,544	160,256	163,188	155,752
Shares used to compute income per diluted share	165,384	177,228	167,376	175,811

Cash dividends declared per common share	$—	$—	$0.60	$0.60

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	June 30,	December 31,
	2015	2014
Cash, cash equivalents and short-term investments	$294,085	$293,687
Total notes receivable	$369,707	$363,212
Total royalty rights - at fair value	$280,731	$259,244
Total assets	$995,541	$962,350
Total term loan payable	$74,648	$—
Total convertible notes payable	$279,751	$451,724
Total stockholders' equity	$527,214	$460,437

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2015	2014
Net income	$162,762	$164,938
Adjustments to reconcile net income to net cash used in operating activities	(7,263)	(31,724)
Changes in assets and liabilities	401	12,939
Net cash provided by operating activities	$155,900	$146,153